EXHIBIT (d)(xii)
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of August 23, 2007, by and among (i) U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”), (ii) Patrick E. Quinn, Max L. Fuller, James E. Hall, John W. Murrey, III and Robert J. Sudderth, Jr. (collectively, the “Directors”) and (iii) LaSalle Bank National Association, a national banking association (the “Escrow Agent”).
W I T N E S S E T H
     WHEREAS, the Company has secured liability insurance coverage commonly referred to as directors’ and officers’ liability insurance which will be referred to hereafter as the “Policy”);
     WHEREAS, pursuant to the terms of directors and officers insurance coverage issued to Company, one or more of the Directors may be subject to a retention or deductible requirement of $250,000 before being entitled to indemnification under the terms of such coverage (the “Retention Requirement”);
     WHEREAS, pursuant to Section 78.752 of the Nevada Revised Statutes, the Company desires to establish an escrow account as an “other financial arrangement” for the payment of sums payable by one or more of the Directors as a result of the Retention Requirement;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Directors and the Escrow Agent hereby agree as follows:
     1. Escrow Fund. Upon the execution of this Agreement, the Company shall establish an escrow account with the Escrow Agent for the benefit of all of the Directors (on a several rather than joint basis) by depositing an amount in cash equal to $250,000 with the Escrow Agent (the “Escrow Fund”). In the event that the amount held in escrow is less than $250,000 at any time during the term of this Agreement, the Escrow Agent shall notify the Company and the Company shall within five (5) days of receipt of such notice from the Escrow Agent deposit additional funds in escrow with the Escrow Agent so that the amount of the Escrow Fund is at least equal to $250,000 in cash. The Escrow Agent is hereby authorized and directed to hold and deliver the Escrow Fund, or any portion thereof, in accordance with the terms of this Escrow Agreement. The Escrow Fund shall be invested by the Escrow Agent in the Federated Treasury Obligations Fund (Trust Shares). The Escrow Agent shall have no liability for any loss or diminution in the Escrow Fund resulting from investments made in accordance with the provisions of this Agreement. Any income earned on the Escrow Fund shall be paid to the Company. Notwithstanding anything to the contrary herein provided, Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to the Escrow Fund or any income earned thereon.

     2. Quarterly Disbursements and Reports. The Escrow Agent on a quarterly basis shall disburse from the Escrow Fund to the Company an amount equal to the amount of interest earned on such Escrow Fund during the preceding fiscal quarter. In addition, the Escrow Agent shall furnish to the Company and each of the Directors with monthly reports setting forth information regarding (a) the balance of the Escrow Fund, (b) any disbursements or deposits made to the Escrow Fund and (c) the amount of interest, if any, earned upon the Escrow Fund.
     3. Distribution of Escrow Fund.
     (a) In the event a claim covered by the Policy is made against a Director and the assertion of that claim causes the Director to incur defense costs or a liability obligation, then the Director shall promptly provide the escrow agent with written instructions to make a disbursement to the Director of an amount in cash equal to the lesser of (i) the amount actually paid by the Director toward such defense costs or liability obligation or (ii) the Retention Requirement. The Director shall also provide the Escrow Agent, together with such instructions, written certification to the effect: (w) that a claim has been made against the Director; (x) that the Retention Requirement is applicable to the claim; (y) that the Director has paid an amount in defense costs and/or liability obligations; and (z) that the Director has executed an undertaking (the “Undertaking”) whereby the Director has agreed to repay either into the Escrow Fund (if the same is still being maintained under this Agreement) or the Company any amounts disbursed from the Escrow Fund to such Director if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that the Director is not entitled to payment under the Policy for such defense costs and/or liability obligations as a result of the Director’s intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court of competent jurisdiction (collectively, the “Director Certification”). At the same time that the Director provides written instructions to the Escrow Agent, he shall provide the Company, and each of the other Directors who are parties to this Agreement, with a copy of such written instructions, as well as the Director’s Certification, and the Undertaking. Upon receipt of such instructions, the Documentation, and the Undertaking, the Escrow Agent shall make such disbursement in accordance therewith.
     (b) At the expiration of the term of this Agreement the Escrow Agent shall pay to the Company the remaining balance of the Escrow Fund, together with any accrued and undistributed interest thereon.
     4. The Escrow Agent; Indemnity.
     (a) The Company and the Directors acknowledge that the Escrow Agent is acting solely as an escrow agent at their request and solely for their convenience. The Escrow Agent shall not be deemed to be the agent of either the Company or the Directors. The Escrow Agent shall not be liable except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent shall not be liable or responsible to the Company or the Directors or any other person for any act or omission of any kind or nature except for willful misconduct or gross negligence.

     (b) In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notices given to it in accordance with the notice provisions of this Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement. The Escrow Agent shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Agreement and the Escrow Agent shall have no liability and shall be fully protected with respect to any action taken or omitted pursuant to the advice of such legal counsel. The Escrow Agent shall be entitled to rely upon and shall be fully protected in acting on any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information set forth therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with the Escrow Account or this Agreement, or to appear in, prosecute or defend in any such legal action or proceedings.
     (c) The Company agrees to indemnify and hold harmless Escrow Agent and each of Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including attorneys’ fees) of every nature whatsoever which any such Indemnified Party may incur and which arise directly or indirectly from this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity in case of such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.
     5. No Responsibility for Financial Institution Failure. The Escrow Agent shall not be responsible for any penalties, or loss of principal or interest or any delays in the withdrawal of the funds which may be imposed by any financial institution in which the Escrow Fund have been deposited in accordance with this Agreement as a result of the making or redeeming of an investment of the Escrow Fund pursuant to instructions provided in accordance with this Agreement, nor shall the Escrow Agent be liable for any loss or impairment of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of the financial institution in question. The Escrow Fund shall be held and/or invested in accordance with Section 1 hereof.
     6. Disputes. In case of any dispute or disagreement relating to this Agreement or concerning the duties of the Escrow Agent hereunder, the Escrow Agent may refrain from taking any further action pursuant to this Agreement until the Escrow Agent shall have received either (i) written instructions from all of the parties hereto or (ii) a binding order or decision of a court of competent jurisdiction, upon which the Escrow Agent shall be entitled to rely, directing the Escrow Agent to take such further action. In addition, in the event of any dispute or disagreement relating to this Agreement or concerning the duties of the Escrow Agent hereunder, the Escrow Agent shall have the right to deposit all property held under this Agreement into the registry of any court of competent jurisdiction and notify the parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties and responsibilities as Escrow Agent under this Agreement.
     7. Fees and Reimbursement. The Company agrees to pay to Escrow Agent compensation, and to reimburse the Escrow Agent for costs and expenses, in accordance with the provisions of Exhibit B hereto, which is incorporated herein by reference.
     8. Term. The term of this Agreement shall commence upon the date set forth above and shall continue until December 31, 2013.
     9. Partial Invalidity. If any term or provision of this Agreement, or the application thereof, to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     10. Notices. All notices, demands, statements, and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to have been properly given or served as of the date hereinafter specified: (i) on the date of personal service upon the person to whom the notice is addressed, or if such person is not available, the date such notice is left at the address of the person to whom it is directed; (ii) on the date the notice is postmarked by the United States Post Office, provided it is sent prepaid, registered or certified mail, return receipt requested; (iii) on the date the notice is delivered by a courier service (including Federal Express, United Parcel Service, Express Mail or similar operation) to the address of the person to whom it is directed, provided it is sent prepaid, with confirmation of receipt requested; or (iv) on the date the notice is delivered via facsimile, provided that a second copy of the notice is simultaneously sent pursuant to one of the other methods permitted by this provision; provided, however, that notwithstanding the foregoing, Escrow Agent shall not be deemed to have received any notice or other communication prior to its actual receipt thereof. The initial notice address of the Company and the Escrow Agent is as follows:

Company:	U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421
	Attention:	Lisa Pate, General Counsel
	Telephone:	(800) 251-6291
	Fax:	(425) 510-6314

Escrow Agent:	LaSalle Bank National Association
Global Escrow Services
135 South LaSalle Street, Suite 1563
Chicago, Illinois 60603
	Attention:	Sue Strack
	Telephone:	(312) 904-5859
	Fax:	(312) 904-4019
The initial notice address for each of the Directors is listed on Exhibit C attached hereto. Each party hereto shall have the right from time to time and at any time, upon at least ten (10) days’ prior written notice thereof in accordance with the provisions hereof, to change its respective address and to specify any other address within the United States of America; provided, however, notwithstanding anything herein contained to the contrary, in order for the notice of address change to be effective it must actually be delivered. Refusal to accept delivery of a notice or the inability to deliver a notice because of an address change, which was not properly communicated, shall not defeat or delay the giving of a notice.
     11. General. This Agreement may be executed in one or more counterparts and shall be binding upon the Company, the Directors and Escrow Agent and each of their respective successors, assigns, heirs, personal representatives and executors. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Agreement may not be amended without the express written consent of each of the parties hereto.
     12. Resignation and Successor Escrow Agent. Escrow Agent may resign as Escrow Agent by providing not less than thirty (30) days prior written notice to the Company and each of the Directors, such resignation to be effective on the date set forth in any such written notice. Notwithstanding anything to the contrary herein provided, in the event the Escrow Agent resigns as Escrow Agent hereunder and no successor Escrow Agent has been designated and accepted appointment as successor Escrow Agent within forty-five (45) days following the date of the Escrow Agent’s notice of resignation, the Escrow Agent shall have the right to deposit all property held pursuant to this Agreement into the registry of any court of competent jurisdiction and notify the parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties and responsibilities as Escrow Agent under this Agreement.
Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.
     13. Governing Law. This Escrow Agreement shall be governed by Nevada law.
     14. Headings. The headings to the sections of this Agreement are for the convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or any party thereof, nor in any other way affect this Agreement or any part thereof.

     15. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed and delivered, shall be considered an original and all of which, when taken together, shall constitute one and the same Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have signed and sealed this Escrow Agreement as of the date first above written.

“Company”

U.S. Xpress Enterprises, Inc. Federal Tax I.D. Number: 62-1378182

By:	/s/ Ray Harlin
Ray Harlin, Executive Vice President of Finance

“Escrow Agent”

LaSalle Bank National Association

By:	/s/ John Porter
Name:	John W. Porter
Title:	Vice President

“Directors”

/s/ Patrick E. Quinn

Patrick E. Quinn

/s/ Max L. Fuller

Max L. Fuller

/s/ James E. Hall

James E. Hall

/s/ John W. Murrey, III

John W. Murrey, III

/s/ Robert J. Sudderth, Jr.

Robert J. Sudderth, Jr.

Exhibit B
Escrow Agent Fees

Acceptance Fee:	$500.00	*

Annual Administration Fee:	$1,500.00	*

Wire Transfers	$20.00	each

Check Preparation and Mailing	$25.00	each

1099 Preparation and Reporting	$5.00	each ($250 annual minimum if any 1099 reports required for account)
THE ACCEPTANCE AND FIRST YEAR’S ANNUAL ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.
*Should the Escrow Account remain open for less than a full year after an initial twelve month period, the Annual Administration Fee will be prorated on a six-month basis.
Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:
Shareholder Servicing Payments: Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund’s 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund’s prospectus that will be provided to you.
Revenue Sharing Payments: Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account’s money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account’s investments is available upon request.
All out-of-pocket expenses will be billed at the Escrow Agent’s cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

Exhibit C
Director Addresses